PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

June 20, 2017

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1/A5 of Allegro Beauty Products, Inc. of our report dated on June 16, 2017, on our audit of the financial statements of Allegro Beauty Products, Inc. as of March 31, 2017 and 2016, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2017 and the period from March 31, 2016 (inception) through March 31, 2016 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board